Exhibit 99.1

CONCEPTUS REPORTS FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Company completes first full year of commercial results following FDA approval
Company completes the spin-off of French subsidiary

SAN CARLOS, Calif. (February 11, 2004) – Conceptus, Inc. (Nasdaq: CPTS), developer of the non-incisional permanent birth control procedure Essure®, today reported financial results for the three and twelve months ended December 31, 2003. Highlights for the year include:

•	Exceeding the training goal with 792 doctors in preceptorship or actively performing the Essure procedure.

•	Implanting more than 14,000 patients to date with no reported pregnancies related to device failure.

•	Receiving positive insurance reimbursement decisions with over 124 million lives covered in the U.S. for Essure.

•	Accumulating sufficient patient follow-up data from the Phase II and Pivotal clinical trials to file a PMA supplement with the FDA for a three-year effectiveness claim consistent with the one and two-year claim.

Net sales for the fourth quarter of 2003 were $2.3 million, comparable to net sales of $2.3 million in the third quarter of 2003 and up significantly over net sales of $465,000 in the fourth quarter of 2002. The increase compared to the same period in the prior year is attributable to rising commercial sales of Essure in the United States.

Conceptus reported a gross profit for the three months ended December 31, 2003 of $442,000, representing a gross margin of 20%. This compares with a gross profit of $443,000 in the third quarter of 2003, representing a gross margin of 20%, and with a negative gross margin for the fourth quarter of last year.

Research and development expenses continued to decline and were $1.3 million for the fourth quarter of 2003, compared with $1.5 million in the previous quarter and $1.7 million in the fourth quarter of 2002. The year-over-year decline was the result of decreased clinical and regulatory affairs expenses following U.S. Food and Drug Administration (FDA) approval in November 2002 of the Company’s Pre-market Approval application for Essure.

Selling, general and administrative expenses were $8.4 million for the fourth quarter of 2003 and compare with $8.0 million in the immediately preceding quarter and $10.2 million in the fourth quarter of 2002. The increase between the third and fourth quarters of 2003 reflects higher one-time selling expenses both domestically and in Europe. Expenditures in the fourth quarter of 2002 were higher than in the fourth quarter of 2003 due to the U.S. market launch for the Essure product beginning in November 2002.

The net loss for the fourth quarter of 2003 was $9.0 million, or $0.41 per share. This compares with a net loss of $9.0 million, or $0.41 per share, in the third quarter of 2003, and a net loss of $11.9 million, or $0.56 per share, in the prior year’s fourth quarter.

Cash, cash equivalents, short-term investments and restricted cash were $30.9 million as of December 31, 2003, compared with $70.7 million as of December 31, 2002.

For the twelve months ended December 31, 2003, net sales were $7.7 million, compared with $1.7 million for the twelve months ended December 31, 2002. The net loss for 2003 was $39.5 million, or $1.83 per share, compared with a net loss of $32.5 million, or $1.71 per share, in 2002.

“We made excellent progress during 2003 in the numbers of physicians trained and exceeded our target by a wide margin,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “Additionally, our first year insurance reimbursement coverage at 59% of total private payer and Medicaid lives is a very solid performance by comparison to other medical device companies with breakthrough technology.”

“We are entering 2004 with a highly focused and achievable business plan,” Mr. Sieczkarek continued. “First, we will continue to increase the number of doctors trained on the Essure procedure and, equally important, the level at which those doctors utilize Essure within their practices. Second, we will continue to focus on making major gains in insurance coverage for the Essure procedure during this year. We expect additional positive insurance coverage decisions this year, now that we have submitted three-year effectiveness data to the FDA that is comparable to the one and two year data. Finally, we intend to capture a sizable portion of the endometrial ablation-related sterilizations performed annually through our relationship with Johnson & Johnson’s Gynecare division.”

“We are optimistic that 2004 represents a year of significant transition for the Essure procedure from an emerging technology to a mainstream product. Our ultimate goal for Essure continues to be to make it the standard of care for permanent female birth control,” Mr. Sieczkarek concluded.

Conceptus also announced today that during January it completed the spin-off of its French subsidiary to an investor group comprised of Conceptus’ former French management team and has signed a long-term exclusive distribution agreement for Essure with the acquiring group for the European, Middle East and African markets. The sale agreement includes a long-term call option that is intended to enable Conceptus to repurchase the French company at predetermined prices that are typical for a distribution company.

“This spin-off is a net positive for Conceptus,” commented Greg Lichtwardt, chief financial officer, “Although revenues will be impacted by the lower distributor pricing in these markets, we will also reduce our selling, general and administrative expenses by a greater amount, reducing our net loss and cash burn and netting cash to invest in the lucrative U.S. market. Additionally, the resulting incentive of local ownership is expected to drive European results positively.”

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s Website, www.conceptus.com. A replay will be available on the Website for 14 days.

About Essure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2. Information contained on our website is not incorporated by reference into and does not form a part of this form 8-K.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$2,254	$465	$7,700	$1,650
Cost of goods sold	1,812	658	6,537	3,142

Gross profit (loss)	442	(193)	1,163	(1,492)
Operating expenses:
Research and development	1,260	1,730	6,048	8,230
Selling, general and administrative	8,362	10,210	35,306	23,417

Total operating expenses	9,622	11,940	41,354	31,647
Operating loss	(9,180)	(12,133)	(40,191)	(33,139)
Interest and other income, net	199	282	663	629

Net loss	$(8,981)	$(11,851)	$(39,528)	$(32,510)

Basic and diluted net loss per share	$(0.41)	$(0.56)	$(1.83)	$(1.71)

Weighted-average shares used in computing basic and diluted net loss per share	21,739	21,297	21,565	18,968

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Conceptus, Inc.

Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2003	2002

Cash, cash equivalents, short-term investments and restricted cash	$30,863	$70,734
Accounts receivable, net	1,582	581
Inventories, net	2,682	2,524
Other current assets	504	797

Total current assets	35,631	74,636
Property and equipment, net	2,031	2,474
Intangible assets, net	1,950	—
Other assets	2,238	185

Total assets	$41,850	$77,295

Total liabilities	$8,113	$6,581

Common stock and additional paid-in capital	190,971	188,435
Accumulated other comprehensive income	26	11
Accumulated deficit	(157,260)	(117,732)

Total stockholders’ equity	33,737	70,714

Total liabilities and stockholders’ equity	$41,850	$77,295

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